Exhibit 21.1

Subsidiaries and Affiliate of Registrant

The follow are the Registrant and its subsidiaries:

Registrant (British Virgin Islands):

Shangri-La Tibetan Pharmaceuticals, Inc.

Subsidiary (Hong Kong):

China Tibetan Pharmaceuticals Limited

Subsidiary (PRC)

Yibo Information Consulting (Shenzhen) Company Ltd.

Affiliate (PRC)

Yunnan Shangri-La Tibetan Pharmaceutical Group Limite (entity controlled pursuant to contractual arrangements with Registrant’s wholly owned subsidiary, Yibo Information Consulting (Shenzhen) company Ltd.)